Exhibit 99.2

Executive Office

February 23. 2007

Dear 1st Pacific Bank Shareholder:

1st Pacific Bancorp (FPBN), the parent company of 1st Pacific Bank of California, and Landmark National Bank (LMRK) today announced they have entered into a definitive agreement for the merger of Landmark National into 1st Pacific, in a cash and stock transaction. The merger is subject to regulatory and shareholder approval and is expected to close in the late 2nd Quarter or early 3rd Quarter of 2007. Once completed it will solidify 1st Pacific’s position as the largest publicly held community business bank headquartered in San Diego.

The enclosed press release provides you with the pertinent details, but briefly, the merger will:

•                  Create a banking institution with close to $450 million in assets

•                  Expand 1st Pacific’s County: La Jolla Village and Solana Beach

•                  Provide our customers with enhanced convenience, higher lending limits, and increased services

Landmark National Bank is an organization which shares our philosophy of providing customers with personalized service and attention, while providing them with banking tools to help their businesses grow and prosper. Ultimately, with continued dedication to our customers and an expanded network of offices, this provides 1st Pacific with greater resources with which to capitalize on market opportunities for community banking in San Diego.

If you have not worked with 1st Pacific lately, please visit any of our office locations or look us up on our website at www.1stpacbank.com. Please note our stock symbol is FPBN, reflecting our recent change to a bank holding company.

If you have any questions regarding the merger, please feel free to contact me at (858) 875-2005. We will communicate updates as they occur during this merger process.

Thank you for your continued support.

Sincerely,

A. Vincent Siciliano
President & CEO

1st Pacific Bank of California

4275 Executive Square  •  Suite 650  •  La Jolla, CA 92037

858 875 2000  •  858 875 2020 facsimile

www.1stpacbank.com  •  Stock Symbol: FPBN

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s filings with the SEC and and Landmark National Bank’s filings with the OCC. Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful. You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters. The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.